Exhibit 10.13
EXECUTIVE SEVERANCE AGREEMENT
(Amended and Restated)
     This Amended and Restated EXECUTIVE SEVERANCE AGREEMENT (“Agreement”) is dated as of December 27, 2007. The parties to this Agreement (“Parties”) are PANHANDLE STATE BANK (“PSB”), and John Nagel (“Executive”). This Agreement has been ratified by INTERMOUNTAIN COMMUNITY BANCORP (“IMCB”), the parent company of PSB.
A.	Executive is employed by PSB in a managerial capacity, presently holding the position of Executive Vice President, Credit Administration, Panhandle State Bank.

B.	PSB wishes to ensure the continued availability of Executive’s services in the event of a change in the control of PSB, thereby allowing PSB to maximize the benefits obtainable from any such change. To that end, PSB desires to provide incentive for Executive’s continued employment with PSB.

C.	This amendment and restatement of Executive Severance Agreement is intended to incorporate and make such modifications as shall be necessary to comply with Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury.

NOW THEREFORE,	PSB and Executive agree as follows:
Agreement
1.	Effective Date and Term. As of the Effective Date, this Agreement shall be a binding obligation of the parties, not subject to revocation or amendment except by mutual consent or in accordance with its terms. The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire upon Executive’s termination of employment with PSB. Notwithstanding the preceding, if a definitive agreement providing for a Change in Control (defined below) is entered into (i) on or before the expiration of the Term or (ii) within twelve (12) months after Executive’s involuntary termination other than for Cause, Disability, Retirement or death, then expiration of such Term shall be extended through the Severance Protection Period (defined below).
2.	Commitment of Executive. In the event that any person extends any proposal or offer which is intended to or may result in a Change in Control, defined below (a “Change in Control Proposal”), Executive shall, at PSB’s request, assist PSB and/or IMCB in evaluating such proposal or offer. Further, as a condition to receipt of the Severance Payment (defined below), Executive agrees not to voluntarily resign (including resignation for Good Reason) Executive’s position with PSB during any period from the receipt of a specific Change in Control Proposal up to the consummation or abandonment of the transaction contemplated by such Proposal.

3.	Severance Payment.
a)	Payment Events. Subject to the requirements of Section 2 of this Agreement, in the event of involuntary termination of Executive’s employment with PSB, other than for Cause, Disability, Retirement, (each defined below) or death, or in the event of voluntary termination for Good Reason (defined below), (i) within the Severance Protection Period after a Change in Control, (ii) within twelve (12) months before a definitive agreement providing for a Change in Control is entered into or (iii) within the period between the date a definitive agreement is executed and the effective date of the Change of Control, PSB will pay Executive a severance payment in the amount determined pursuant to the next section (“Severance Payment”), payable on the later of the date of termination, the effective date of the Change in Control, or the first day of the seventh month after the month in which the Executive’s termination of employment occurs. The “Severance Protection Period” shall be the period beginning on the effective date of the Change of Control and continuing thereafter for twenty-four (24) months.

b)	Amount of Payment. The Severance Payment shall be an amount equal to two (2) times the average of the total base compensation and short term bonus received by Executive for each of the two most recent calendar years.

c)	Limitation on Payment. Notwithstanding anything in this Agreement to the contrary, the Severance Payment shall not exceed an amount equal to One Dollar ($1.00) less than the amount which would cause the payment, together with any other payments received from PSB and/or IMCB to be a “parachute payment” as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended.
4.	Definitions
a)	IMCB. “IMCB” means Intermountain Community Bancorp.

b)	PSB. “PSB” means Panhandle State Bank. PSB is a wholly owned subsidiary of IMCB.

c)	Cause. “Cause” shall mean termination of the Executive’s employment for any of the following reasons:
1)	the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or;

2)	disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or

3)	intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgment of the Bank causes material harm to the Bank or affiliates, or
4)	a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgment, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement, applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or

5)	the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

6)	the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

7)	conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more..
d)	Change in Control. “Change in Control” means a change in control as defined in Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:
1)	Change in ownership: a change in ownership of Intermountain Community Bancorp, an Idaho corporation of which the Employer is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Intermountain Community Bancorp stock constituting more than 50% of the total fair market value or total voting power of Intermountain Community Bancorp stock,;

2)	Change in effective control: (i) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Intermountain Community Bancorp stock possessing 30% or more of the total voting power of Intermountain Community Bancorp stock, or (ii) a majority of Intermountain Community Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Intermountain Community Bancorp’s board of directors, or;

3)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Intermountain Community Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Intermountain Community Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Intermountain Community Bancorp’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Intermountain Community Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.
e)	Change in Control Proposal. “Change in Control Proposal” has the meaning assigned in Section 2 of this Agreement.

f)	Effective Date. The “Effective Date” shall be December 17, 2003

g)	Disability. “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (i) the Executive is unable to engage in any substantial gainful activity, or (ii) the Executive is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer. Upon request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

h)	Retirement. “Retirement” shall mean voluntary termination by Executive in accordance with PSB’s retirement policies, including early retirement, if applicable to their salaried employees.

i)	Good Reason. “Voluntary Termination for Good Reason” means a voluntary termination of employment by the Executive if any one or more of the following conditions occur without the Executive’s advance written consent, provided that (i) Executive shall have given notice to the Employer of the existence of one or more of the following conditions within ninety (90) days following the initial existence of the condition(s), (ii) that within thirty (30) days after such notice Employer shall have failed to remedy such condition(s) and (iii) the Executive’s voluntary termination due to one or more of such conditions shall have occurred within twenty-four (24) months following the initial existence of at least one of the conditions:
1)	a material diminution of the Executive’s base salary;

2)	a material diminution of the Executive’s authority, duties, or responsibilities;

3)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors;

4)	a material diminution in the budget over which the Executive retains authority;

5)	a material change in the geographic location at which the Executive must perform services for the Employer, or;

6)	any other action or inaction that constitutes a material breach by the Employer of this agreement or of any other agreement under which the Executive provides services to the Employer.
5.	Not an Employment Agreement. Nothing in this Agreement, express or implied, is intended to confer upon Executive the right to employment with PSB. Accordingly, except with respect to the Severance Payment, this Agreement shall have no effect on the determination of any compensation payable by PSB to Executive, or upon any of the other terms of Executive’s employment with PSB. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with PSB pursuant to employee benefit plans of PSB or otherwise.
6.	Withholding. All payments required to be made by PSB hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as PSB may reasonably determine should be withheld pursuant to any applicable law or regulation.
7.	Assignability. PSB may assign the Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which PSB may hereafter merge or consolidate or to which PSB may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of PSB hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
8.	Entire Agreement. This agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements, including but not limited to that certain agreement between Executive and PSB dated May 23, 2001. Accordingly, Executive specifically waives the terms of and all of Executive’s rights under any previously executed severance agreement, severance provisions of any employment and/or change-in-control agreements, whether written or oral, previously entered into with PSB and/or IMCB.
9.	Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 3 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments under Article 3 until the earliest of (i) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (ii) the date of the Executive’s death, or (iii) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, PSB shall reform the provision. However, PSB shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and PSB shall not be required to incur any additional compensation expense as a result of the reformed provision.
10.	General Provisions.
a)	Choice of Law. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Idaho.

b)	Payment of Legal Fees. PSB and IMCB are aware that after a Change in Control management could cause or attempt to cause PSB and IMCB to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause PSB or IMCB to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is PSB’s and IMCB’s intention that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is PSB’s and IMCB’s intention that the Executive not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (a) either of PSB or IMCB has failed to comply with any of its obligations under this Agreement, or (b) either of PSB or IMCB or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, PSB and IMCB irrevocably authorize the Executive from time to time to retain counsel of his choice, at PSB’s and IMCB’s expense as provided in this paragraph (b), to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against PSB or IMCB or any director, officer, stockholder, or other person affiliated with PSB or IMCB, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between PSB or IMCB and any counsel chosen by the Executive under this paragraph (b), PSB and IMCB irrevocably consent to the Executive entering into an attorney-client relationship with that counsel, and PSB and IMCB and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by PSB or IMCB on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. PSB’s and IMCB’s obligation to pay the Executive’s legal fees provided by this paragraph (b) operates separately from and in addition to any legal fee reimbursement obligation PSB or IMCB may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Anything in this paragraph (b) to the contrary notwithstanding however, PSB and IMCB shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].
c)	Successors. This Agreement shall bind and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, heirs, successors and assigns.

d)	Amendment. This Agreement may be amended only in a writing signed by the Parties.

e)	Headings. The headings of sections of this Agreement have been included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.
EXECUTED by each of the Parties effective as of the date first stated above.

PSB Panhandle State Bank	Executive Executive Vice President Credit Administration

By:	/s/		/s/

	Chief Executive Officer	Date	John Nagel	Date
AGREED TO AND RATIFIED by:
IMCB
Intermountain Community Bancorp

By:	/s/
	President & CEO	Date